Exhibit 10.3

Oak Hill Financial, Inc.

Non-Employee Director Deferred Compensation Plan

1.            Purpose. The purpose of the Oak Hill Financial, Inc. Non-Employee Director Deferred Compensation Plan (the “Plan”) is to promote the interests of Oak Hill Financial, Inc. and Oak Hill Banks and its affiliates (individually and collectively, the “Company”) and the Company’s stockholders by increasing the interests of non-employee directors in the growth and performance of the Company by awarding such directors awards of stock in the Company and by providing such directors with the opportunity to defer all or a portion of their stock awards.

2.            Administration. The Company’s Board of Directors (the “Board”) shall administer and interpret this Plan. Subject to the terms of this Plan and Internal Revenue Code Section 409A and any guidance promulgated thereunder (“Code 409A”), the Board shall be authorized to interpret the Plan, to establish any rules and regulations relating to the Plan, and to make all determinations necessary or advisable for the administration of the Plan. The determination of the Board in the administration of the Plan shall be final and conclusive.

3.            Plan Participation. The initial participants in the Plan will be those Directors who had deferred compensation agreements with the Company. Such Directors are listed in Exhibit A. The Board shall have the authority to select Directors as future Plan participants.

4.            Election to Defer. Director may elect to have his or her Director Fees take the form of (a) 100% cash, (b) 50% Shares and 50% cash, or (c) 100% Shares. In addition, if Director has elected to receive 50% Shares or 100% Shares, such Director may elect to either (d) receive such Shares as soon as practicable after the date on which the Director Fees are otherwise earned and payable, or (e) defer receipt of such Shares until the date on which his or her service on the Company’s Board terminates and separates as provided in Section 7 of this Plan. In the case of a deferral of the Shares, the cash value of such Shares shall be credited to the Stock Unit Account (as defined below) established for the Director and converted to Stock Units (as defined below) pursuant to Section 6 of this Plan.

5.	Election Form.

(a) Director shall effect the election as to the time and form of payment of his or her Director Fees (as described in Section 4 above) by completing and delivering an election form (the “Election Form”) to the Company. The Election Form shall be in the form attached hereto as Exhibit B. An Election Form effective for a calendar year shall be delivered to the Company prior to the first day of such calendar year unless otherwise provided by Code 409A, and shall be irrevocable for that calendar year. An

Election Form shall remain in effect for subsequent calendar years until a written notice to revise the Election Form is delivered to the Company on or before the first day of the calendar year in which the revision is to become effective. Except as provided in Subsection (b) below, an initial Election Form or a revised Election Form shall only apply to Director Fees otherwise payable to the Director after the end of the calendar year in which such initial or revised Election Form is delivered to the Company. An Election Form delivered by the Director shall be irrevocable with respect to any Director Fees covered by the election set forth therein.

(b) Notwithstanding the foregoing, an election made by a Director in the calendar year in which such Director first becomes eligible to defer his or her Director Fees and otherwise participate in the Plan, may be made pursuant to an Election Form delivered to the Company within 30 days after the date on which the Director initially becomes eligible to defer such Director Fees and otherwise participate in the Plan, and such Election Form shall be effective with respect to Director Fees earned after the date such Election Form is delivered to the Company.

6.	Director Accounts.

(a) Director Fees taking the form of Shares and deferred as provided in the Election Form pursuant to Section 5 of this Plan shall be credited as a dollar amount to the Director’s stock unit bookkeeping account (the “Stock Unit Account”) as of the date on which such Director Fees would have been paid, and shall be converted as of such date into stock units (the “Stock Units”) equivalent to whole Shares. Such conversion shall be determined by dividing the dollar balance of the Director’s Stock Unit Account as of such date by the Fair Market Value of a Share on such date. For purposes of this Plan, “Fair Market Value” shall mean the closing price per share of the Company’s common stock as reported on The Nasdaq National Market, or if such date is not a regular trading date on such exchange, on the next following regular trading date. The number of Stock Units for full Shares so determined shall be credited to the Director’s Stock Unit Account and the aggregate value thereof shall be charged to the cash balance of the Director’s Stock Unit Account. Any cash balance remaining in the Director’s Stock Unit Account after such conversion, together with other subsequent credits of deferred Director Fees thereto and credits thereto pursuant to subsection (b) below, shall be converted into Stock Units to the extent possible on the next conversion date.

(b) Additional credits shall be made to the Director’s Stock Unit Account in dollar amounts equal to the cash dividends (or the fair market value of dividends paid in property other than Shares) that the Director would have received had he or she been the owner on each record date of a number of Shares equal to the number of Stock Units in his or her Stock Unit Account on such date. In the case of a dividend on the Shares or a common stock split, additional credits will be made to a Director’s Stock Unit Account of a number of Stock Units equal to the number of full Shares that the Director would have received had he or she been the owner on each record date of a number of Shares equal to the number of Stock Units in his or her Stock Unit Account on such date. Any cash dividends (or dividends paid in property other than Shares) shall be converted into Stock Units at the next conversion date as set forth in subsection (a) above. In the event of a reclassification, reorganization, redesignation, or other change in the Company’s capitalization, the number of Stock Units in the Director’s Stock Unit Account shall be proportionately adjusted or substituted to reflect the same as soon as reasonably practicable after such event.

(c) Each Stock Unit Account shall be maintained on the books of Oak Hill Financial on behalf of the Company until full payment of the balance thereof has been made to the applicable Director (or the beneficiaries of a deceased Director) as described in Section 7 below. No funds shall be set aside or earmarked for any account, which shall be purely a bookkeeping device.

7.            Distribution of Director Accounts. Upon termination and separation of the Director’s service on the Company’s Board (or, if later, any service to an affiliate), death of the Director, or disability of the Director -- as those terms are defined in Code 409A -- the Company shall distribute the Director’s Stock Unit Account to the Director (or to his or her beneficiaries in the event of his or her death) in the form of Shares (which may be treasury Shares or Shares purchased by on the open market), a) in five substantially equal annual distributions starting on the anniversary of the date of such termination and separation and continuing thereafter for four additional distributions, or b) in a lump sum as soon as practicable after the date of such death or disability. If a Director dies or becomes disabled after termination and separation from service on the Company’s Board and has not received the entire distribution to which he or she is entitled, the remaining amount shall be distributed in a lump sum as soon as practicable after the date of such death or disability. However, if a Director also is a “specified employee,” as that term is defined in Code 409A, of the Company, then no distribution upon termination and separation of service shall occur until the earlier of 30 days after 6 months following termination and separation of service from the Company, or the Director’s death. The Company, or its designee, shall deliver to the Director a certificate representing a number of Shares equal to the number of Stock Units in the Director’s Stock Unit Account, registered in the name of such Director (or his or her beneficiaries), and any remaining cash shall be distributed to the Director (or his or her beneficiaries). In the event of the Director’s death, payment of any amount due under this Plan shall be made to the beneficiary or beneficiaries designated by the Director in a writing delivered to the Company. If the Director fails to designate a beneficiary, payment of any amount due under the Plan shall be made to the duly appointed and qualified executor or other personal representative of the Director to be distributed in accordance with his or her will or applicable intestacy law; or in the event that there shall be no such representative duly appointed and qualified within six (6) months after the date of death, then to such persons as, at the date of the Director’s death, would be entitled to share in the distribution of such Director’s personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute.

8.            Nontransferability. A Director’s Stock Unit Account, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than (1) by will or by the laws of descent and distribution or (2) to the extent allowed by the Code and by law, to a grantor trust in which the Director is the sole beneficial owner pursuant to Code 671 and state law, and shall not be subject to execution, attachment or similar process.

9.            Director’s Rights Unsecured. The right of the Director or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Director nor his or her beneficiary shall have any rights in or against any amounts credited to the Director’s Stock Unit Account or any other specific assets of the Company. All amounts credited to the Director’s Stock Unit Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

10.          Taxes. The Company may withhold from any deferred Director Fees, or any distributions made pursuant to Section 7 of this Plan, any amounts required to be withheld by applicable federal, state, and local tax laws and regulations thereunder. The Director may pay any applicable taxes due with respect to Shares distributed out of the Director’s Stock Unit Account in cash or in Shares (but any payment in Shares shall not be in excess of the minimum federal, state, and local withholding rate), either by having the Company withhold a portion of the Shares otherwise distributable, or by delivering to the Company Shares otherwise owned by the Director.

11.          Tax Advisor. Nothing contained in this Plan is intended, nor shall it be construed, as providing advice to the Director regarding the tax consequences of this Plan and the Election Form to the Director. The Company urges the Director to consult his or her own personal tax advisor to determine the particular tax consequences of this Plan and the Election Form to the Director, including the effect of federal, state and local taxes, and any changes in the tax laws from the date of this Plan.

12.          Company’s Election to Terminate. At any time and for any reason, the Board of the Company or the Board of Directors of Oak Hill Financial may terminate the Plan as to future deferrals provided that no distributions shall be made to a Director except as provided in Section 7 and permitted under Code 409A.

13.	Expenses. Costs of administration of this Plan will be paid by the Company.

14.          Notices. Any notice required to be given to the Company (including, but not limited to the Election Form) under this Plan shall be in writing, or by electronic means, and shall be received when actually delivered, or mailed postage paid as first class U.S. Mail. Notices shall be directed to the Company at its corporate offices. Any notice required to be given to the Director shall delivered to the address stated in the Director’s Election Form.

15.          Governing Law. This Plan shall be governed by the laws of the State of Ohio, except to the extent preempted by federal law.

16.          Previous Agreements; Amendment; Code 409A. This Plan supersedes all previous agreements, written or oral, between the Company and any Director relating to the subject matter hereof. Except as provided below, no amendment or modification of the terms of the Plan shall be binding on the parties hereto unless reduced to writing and signed by the Director and the Company. This Plan shall be interpreted in accordance with Code 409A, shall be administered in accordance with Code 409A, and shall be deemed to be modified to comply with Code 409A to the maximum extent necessary to bring the provisions of this Plan into compliance with Code 409A’s rules. If a Director is unexpectedly required to include any deferrals in his or her current year’s income because of a failure to meet the requirements of Code 409A, the Director may receive a lump sum equal to the amount required to be included in income as a result of the failure to comply with Code 409A. Notwithstanding the above, the Director agrees to any amendment needed to bring the Plan into compliance with Code 409A.

17.          Employment; Continued Board Service. Nothing contained in this Plan shall be construed to constitute an employment contract between the Director and any person or entity, or an acknowledgement of any employment relationship between the Director and the Company. In addition, nothing in this Plan shall be construed as providing the Director with a right to be retained as a member of the Company’s Board.

18.          No Rights of Stockholders. Nothing in this Plan shall give any Director the rights and privileges of a stockholder of the Company unless and until the Company delivers to the Director the certificate representing the number of Shares the Director is to receive in accordance with Section 7 of the Plan.

19.          Severability. In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

20.	Effective Date. The Plan shall be effective as of January 1, 2006.

Exhibit A

Initial Plan Participants

1.	Candice R. DeClark-Peace
2.	Donald P. Woods
3.	H. Grant Stephenson

Exhibit B

OAK HILL FINANCIAL, INC.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

Election, Deferral and Beneficiary Designation Form

for Non-Employee Directors

under the Oak Hill Financial, Inc., 2004 Stock Incentive Plan

I, ___________________________________, am a director of [Select one]:

☐	Oak Hill Financial, Inc.
☐	Oak Hill Banks

Each entity by the boxes above shall be individually and collectively referred to as the “Company”).

Pursuant to the Oak Hill Financial, Inc. Non-Employee Director Deferred Compensation Plan (the “Plan”), I hereby make the following elections with respect to Director Fees (as defined in the Plan) on the date indicated below.

1.	Election Regarding Form of Director Fees

I elect that my Director Fees take the form of:

☐	100% shares of common stock of Oak Hill Financial, Inc. (“Shares”)*
☐	50% Shares and 50% cash*
☐	100% cash and no Shares

(* Note: If you have checked either of these boxes indicating your election to have your Director Fees take the form of Shares (either 100% or 50%), you must also make an election as to whether you will defer payment of the Shares by completing Part 2 below. You do not have the option of deferring Director Fees taken in the form of cash).

2.	Election Regarding Deferral of Director Fees Taking the Form of Shares

I have elected that either 100% or 50% my Director Fees take the form of Shares, and further elect with respect to such Shares:

☐	TO DEFER receipt of the Shares which are otherwise payable to me.

(Note:     by checking the box immediately above, you will have elected to defer your receipt of all of the Shares which you may be entitled to receive.)

☐	NOT TO DEFER receipt of the Shares which are otherwise payable to me.

(Note: by checking the box immediately above, you will have elected to receive all of the Shares which you may be entitled to receive when the Director Fees are otherwise payable, which is the last day of each month during which you served as a director of the Company)

3.	Terms Common to the Elections

With respect to the foregoing elections, I understand that:

(a)

if I have filed this Election Form within 30 calendar days of the date on which I first become eligible to make elections with respect to my Director Fees under a previous agreement or under the Plan, the election(s) I have made will be effective for all Director Fees that I earn after the date that I file this Election Form with the Company;

(b)

if I have filed this Election Form after the period referenced in (1) above, the elections I have made will be effective for all Director Fees that I earn as of the first day of the calendar year after I file the Election Form with the Company;

(c)

I may revise the election as to the form of my Director Fees pursuant to paragraph 1 above for Director Fees earned for calendar years commencing after my delivery to the Company of a written notice of revision;

(d)

any deferral election that I have made pursuant to paragraph 2 above is irrevocable until the first day of the calendar year following the calendar year in which I provided written notification to the Company of my intent to change my deferral election for the next calendar year.

(e)

neither I nor my legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares payable upon distribution of a deferred Stock Unit unless and until certificates for such Shares have been issued;

(f)	all payments of cash or Shares are subject to tax withholding requirements, if any;
(g)

this Election Form is intended to comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. To the extent that any elections do not comply with Section 409A or the regulations, the election shall be deemed to be modified to be consistent with Section 409A and guidance promulgated thereunder. I agree to any changes necessary to bring this Election Form into conformity with Section 409A and the guidance promulgated thereunder;

(h)

the Company has not and will not provide me with any advice or opinion regarding the tax consequences of this election and the Plan, and that I am solely responsible for obtaining my own tax advisor with respect to these matters;

(i)	in the event of any discrepancy between the Plan and this Election Form, the Plan shall control.

If I shall cease to be a Director of the Company by reason of my death, or if I shall die after I become entitled to a distribution under the Plan but prior to receipt of the entire distribution to which I am entitled, then all of the distribution to which I am entitled under the Plan and which has not been distributed to me at the date of my death shall be distributed to ____________________ (insert name of beneficiary) in a lump sum. If no beneficiary is named distributions shall be made as provided in the Plan.

By signing below, I consent to have all amounts previously deferred under agreements between the Company and me, as well as amounts deferred under the Plan, administered hereinafter in accordance with the Plan.

Date:
(Director’s Name)

Receipt acknowledged on behalf of the Company by:

Date:
Its